As filed with the Securities and Exchange Commission on July 8, 2008

Registration No. 333-151578

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

O’Reilly Automotive, Inc.

(Exact name of registrant as specified in its charter)

Missouri	5531	44-0618012
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

233 South Patterson

Springfield, Missouri 65802

(417) 862-6708

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Greg Henslee

Chief Executive Officer and Co-President

O’Reilly Automotive, Inc.

233 South Patterson

Springfield, Missouri 65802

(417) 862-6708

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Peter C. Krupp, Esq. Kimberly A. deBeers, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 333 West Wacker Drive Chicago, Illinois 60606 (312) 407-0700	Lawrence Mondry Chief Executive Officer and President CSK Auto Corporation 645 E. Missouri Avenue Suite 400 Phoenix, Arizona 85012 (602) 265-9200	Richard M. Russo, Esq. Steven K. Talley, Esq. Gibson, Dunn & Crutcher LLP 1801 California Street Suite 4200 Denver, Colorado 80202 (303) 298-5700

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement and the satisfaction (or waiver) of the conditions to the offer described herein.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If the form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If the form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)(4)
Common stock, par value $0.01	19,954,468	N/A	$474,302,569.03	$18,640.09

(1)	Represents the estimated maximum number of shares of the common stock of O’Reilly Automotive, Inc. (“O’Reilly”) that may be issued to stockholders of CSK Auto Corporation, a Delaware corporation (“CSK”), upon consummation of the exchange offer and the subsequent merger of OC Acquisition Company, a Delaware corporation and indirect wholly-owned subsidiary of O’Reilly, with and into CSK. The aggregate amount of shares of O’Reilly common stock registered hereunder is equal to the sum of (i) 18,066,389, the product of the maximum exchange ratio applicable in the exchange offer and subsequent merger of 0.4285 of a share of O’Reilly common stock for each share of CSK common stock (the “Maximum Exchange Ratio”) and 42,161,934, the number of shares of outstanding CSK common stock as of June 6, 2008 (including 279,049 shares of CSK restricted common stock that will convert into the right to receive vested shares of O’Reilly common stock and excluding 2,153,928 shares of CSK common stock owned by O’Reilly), (ii) 87,463, the product of the Maximum Exchange Ratio and 204,115, the sum of (a) 178,010, the number of shares of CSK common stock issuable by CSK under the settlement agreement entered by the United States District Court for the District of Arizona on July 1, 2008 with respect to certain class action securities litigation and (b) 26,105, the number of shares of CSK common stock issued pursuant to stock option and other employee compensation arrangements subsequent to June 6, 2008, and (iii) 1,817,954, the product of 0.4761, the estimated maximum exchange ratio that may be applicable to outstanding CSK stock options and shares of restricted CSK common stock that may convert into the right to receive shares of O’Reilly common stock, including shares in lieu of the cash component of the merger consideration (calculated assuming that the average reported closing sale prices of O’Reilly common stock on the Nasdaq Stock Market, Inc. for the five (5) consecutive trading days ending on and including the second trading day prior to the consummation of the offer is $21.00), and 3,818,276, the sum of 3,728,377 outstanding options to purchase CSK common stock as of May 4, 2008 and 89,899 shares of restricted CSK common stock relating to a stock award to Mr. Lawrence Mondry.

(2)	Estimated solely for purposes of calculating the registration fee required by the Securities Act of 1933, as amended, and computed pursuant to Rules 457(c) and (f)(1) and (3) as follows: the sum of (i) 436,376,016.90, the product of the average of the high and low per share prices of CSK common stock as reported on the New York Stock Exchange on June 9, 2008 of $11.35, minus the cash portion of the per share consideration to be paid by O’Reilly in the exchange offer and subsequent merger of $1.00, and 42,161,934, the number of shares of outstanding CSK common stock as of June 6, 2008 (including 279,049 shares of CSK restricted common stock that will convert into the right to receive vested shares of O’Reilly common stock and excluding 2,153,928 shares of CSK common stock owned by O’Reilly), (ii) 37,926,552.13, the product of the average of the high and low per share prices of CSK common stock as reported on the New York Stock Exchange on July 7, 2008 of $10.52, minus the cash portion of the per share consideration to be paid by O’Reilly in the exchange offer and subsequent merger of $1.00, and 3,985,975, the sum of (a) 178,010, the number of shares of CSK common stock issuable by CSK under the settlement agreement entered by the United States District Court for the District of Arizona on July 1, 2008 with respect to certain class action securities litigation, (b) 3,728,377, the number of outstanding options to purchase CSK common stock as of May 4, 2008, (c) 89,899, the number of shares of restricted CSK common stock relating to a stock award to Mr. Lawrence Mondry and (d) 26,105, the number of shares of CSK common stock issued pursuant to stock option and other employee compensation arrangements subsequent to June 6, 2008.

(3)	Calculated by multiplying the proposed maximum aggregate offering price for all securities by 0.00003930.

(4)	$17,149.58 previously paid. $1,490.51 paid herewith.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Sections 351.355(1) and (2) of MGBCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that no person shall be indemnified as to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which the action or suit was brought determines upon application that, despite the adjudication of liability and in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the court deems proper.

Section 351.355(3) of the MGBCL provides that, except as otherwise provided in the corporation’s articles of incorporation or bylaws, to the extent that a director, officer, employee or agent of the corporation has been successful in the defense of any such action, suit or proceeding referred to in subsection (1) or (2) of any claim, issue or matter therein, he shall be indemnified against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with such action, suit or proceeding. Section 351.355(7) of the MGBCL provides that a corporation may provide additional indemnification to any person indemnifiable under subsection (1) or (2), provided such additional indemnification is authorized by the corporation’s articles of incorporation or an amendment thereto or by a shareholder-approved bylaw or agreement, and provided further that no person shall thereby be indemnified against conduct that was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.

Article IX of O’Reilly’s restated articles of incorporation, as amended, permits O’Reilly to enter into agreements with its directors, officers, employees and agents, providing such indemnification as deemed appropriate, up to the maximum extent permitted by law. Article IX of the articles of incorporation provide that O’Reilly shall extend to its directors and executive officers the indemnification specified in subsections (1) and (2) of the MGBCL and the additional indemnification authorized in subsection (7) of the MGBCL and that it may extend to other officers, employees and agents such indemnification and additional indemnification.

In addition, Article XI of the articles of incorporation states that no director of O’Reilly shall be personally liable to O’Reilly or its shareholders for monetary damages for breach of fiduciary duty by such director as a director, but it does not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to O’Reilly or its shareholders, (ii) for acts or omissions not in subjective good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 351.345 of the MGBCL, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment or repeal of Article XI will apply to or have any effect on the liability or alleged liability of any director of O’Reilly for or with respect to any acts or omissions of such director prior to such amendment or repeal.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits:

     See the Exhibit Index

ITEM 22.	UNDERTAKINGS

The undersigned registrant hereby undertakes:

(a)	The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d)	The undersigned Registrant hereby undertakes:

(1)	as follows: that prior to any public offering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the undersigned Registrant undertakes that such offering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2)	that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(f)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Springfield, State of Missouri on July 8, 2008.

O’REILLY AUTOMOTIVE, INC.

By:	/S/ GREG HENSLEE
Name:	Greg Henslee
Title:	Chief Executive Officer and Co-President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ GREG HENSLEE Greg Henslee	Chief Executive Officer and Co-President (Principal Executive Officer)	July 8, 2008

/S/ THOMAS MCFALL Thomas McFall	Executive Vice President of Finance and Chief Financial Officer (Principal Financial & Accounting Officer)	July 8, 2008

* Paul R. Lederer	Director	July 8, 2008

* Joe C. Greene	Director	July 8, 2008

* Jay D. Burchfield	Director	July 8, 2008

* David E. O’Reilly	Director	July 8, 2008

* Larry P. O’Reilly	Director	July 8, 2008

Signature	Title	Date

* Charles H. O’Reilly, Jr.	Director	July 8, 2008

* Rosalie O’Reilly Wooten	Director	July 8, 2008

* John Murphy	Director	July 8, 2008

* Ronald Rashkow	Director	July 8, 2008

*By:	/S/ THOMAS MCFALL Thomas McFall Attorney-in-Fact	July 8, 2008

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

2.1	Agreement and Plan of Merger Among O’Reilly, OC Acquisition and CSK dated April 1, 2008, included as Annex A to the prospectus included as part of this Registration Statement.

3.1	Restated Articles of Incorporation of O’Reilly, filed as Exhibit 3.1 to O’Reilly’s current report on Form 8-K dated May 27, 2005, is incorporated herein by this reference.

3.2	Amended and Restated Bylaws of O’Reilly as Amended by Amendment No. 1, filed as Exhibit 3.2 to the Form 8-K dated November 12, 2003, is incorporated herein by this reference.

4.1*	Form of Stock Certificate for Common Stock.

4.2	Rights Agreement, dated as of May 7, 2002, between O’Reilly Automotive, Inc. and UMB Bank, N.A., as Rights Agent, including the form of Certificate of Designation, Preferences and Rights as Exhibit A, the form of Rights Certificates as Exhibit B and the Form of Summary of Rights as Exhibit C, filed as Exhibit 4.2 to O’Reilly’s Current Report on Form 8-K dated June 3, 2002, is incorporated herein by this reference.

5.1#	Opinion of Gallop, Johnson & Neuman, L.C., with respect to the validity of the shares.

8.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP with respect to tax matters.

8.2	Opinion of Gibson, Dunn & Crutcher LLP with respect to tax matters.

21.1	Subsidiaries of O’Reilly, filed as Exhibit 21.1 to O’Reilly’s annual report on Form 10-K for the year ended December 31, 2007, is incorporated herein by this reference.

23.1#	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.2#	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

24.1	Powers of Attorney (included on signature pages of the Registration Statement of O’Reilly on Form S-4, File No. 333-151578, and incorporated herein by this reference).

99.1#	Form of Letter of Transmittal.

99.2#	Form of Notice of Guaranteed Delivery.

99.3#	Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

99.4#	Form of Letter to brokers, dealers, commercial banks, trust companies and other nominees.

99.5#	Form of Letter to be used by brokers, dealers, commercial banks, trust companies and other nominees to their clients.

99.6#	Summary Advertisement as published in The Wall Street Journal on June 11, 2008.

*	Previously filed as Exhibit of same number to the Registration Statement of O’Reilly on Form S-1, File No. 33-58948, and incorporated herein by this reference.
#	Previously filed as Exhibit of same number to the Registration Statement of O’Reilly on Form S-4, File No. 333-151578, and incorporated herein by this reference.